UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ---------------

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934

                               (Amendment No. 18)*

                Telefonos de Mexico, S.A. de C.V. (the "Issuer")
--------------------------------------------------------------------------------
                                (Name of Issuer)

                American Depositary Shares ("L Share ADSs"), each
                  representing 20 Series L Shares ("L Shares")
                American Depositary Shares ("A Share ADSs"), each
                  representing 20 Series A Shares ("A Shares")
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                          879403780 for L Share ADSs(1)
                          879403400 for A Share ADSs(2)
--------------------------------------------------------------------------------
                                 (CUSIP Number)

--------------------------------------------------------------------------------
                               Rafael Robles Miaja
                             Galicia y Robles, S.C.
                        Boulevard Manuel Avila Camacho 24
                                Torre del Bosque
                                     Piso 7
                          Colonia: Lomas de Chapultepec
                           Mexico, D.F. 11000, Mexico
                                (5255) 5540-9225
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                                   May 3, 2005
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Schedule 240.13d-7 for other parties to whom copies are to be sent.



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


(1) CUSIP number is for the L Share ADSs only. No CUSIP number exists for the underlying L Shares, since such shares are not traded in the United States.

(2) CUSIP number is for the A Share ADSs only. No CUSIP number exists for the underlying A Shares, since such shares are not traded in the United States.

CUSIP No. 879403780 L Share ADSs                13D
          879403400 A Share ADSs


     1    NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Carlos Slim Helu

     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) |_|
                                                                     (b) |_|

     3    SEC USE ONLY

     4    SOURCE OF FUNDS*
          AF (See Item 3)

     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEM 2(d) or 2(e) |_|

     6    CITIZENSHIP OR PLACE OF ORGANIZATION
          Mexico

                         7   SOLE VOTING POWER
                             40,000 A Shares and 100,000 L Shares (See Item 5)

                         8   SHARED VOTING POWER
  NUMBER OF SHARES           45,997,330 A Shares and 3,621,695,857 L Shares
BENEFICIALLY OWNED BY        (See Item 5)
EACH REPORTING PERSON
        WITH             9   SOLE DISPOSITIVE POWER
                             40,000 A Shares and 100,000 L Shares (See Item 5)

                         10  SHARED DISPOSITIVE POWER
                             45,997,330 A Shares and 3,621,695,857 L Shares
                             (See Item 5)

     11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 46,037,330 A Shares and 3,621,795,857 L Shares (See Item 5)

     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES* |X|

     13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          18.5% of A Shares and 39.9% of L Shares (See Item 5)

     14   TYPE OF REPORTING PERSON*
          IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 879403780 L Share ADSs                13D
          879403400 A Share ADSs


     1    NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Carlos Slim Domit

     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) |_|
                                                                     (b) |_|

     3    SEC USE ONLY

     4    SOURCE OF FUNDS*
          AF (See Item 3)

     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEM 2(d) or 2(e) |_|

     6    CITIZENSHIP OR PLACE OF ORGANIZATION
          Mexico

                         7   SOLE VOTING POWER
                             8,132 L Shares (See Item 5)

                         8   SHARED VOTING POWER
  NUMBER OF SHARES           45,997,330 A Shares and 3,621,695,857 L Shares
BENEFICIALLY OWNED BY        (See Item 5)
EACH REPORTING PERSON
        WITH             9   SOLE DISPOSITIVE POWER
                             8,132 L Shares (See Item 5)

                         10  SHARED DISPOSITIVE POWER
                             45,997,330 A Shares and 3,621,695,857 L Shares
                             (See Item 5)

     11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 45,997,330 A Shares and 3,621,703,989 L Shares (See Item 5)

     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES* |X|

     13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          18.5% of A Shares and 39.9% of L Shares (See Item 5)

     14   TYPE OF REPORTING PERSON*
          IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 879403780 L Share ADSs                13D
          879403400 A Share ADSs


     1    NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Marco Antonio Slim Domit

     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) |_|
                                                                     (b) |_|

     3    SEC USE ONLY

     4    SOURCE OF FUNDS*
          AF (See Item 3)

     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEM 2(d) or 2(e) |_|

     6    CITIZENSHIP OR PLACE OF ORGANIZATION
          Mexico

                         7   SOLE VOTING POWER
                             8,132 L Shares (See Item 5)

                         8   SHARED VOTING POWER
  NUMBER OF SHARES           45,997,330 A Shares and 3,621,695,857 L Shares
BENEFICIALLY OWNED BY        (See Item 5)
EACH REPORTING PERSON
        WITH             9   SOLE DISPOSITIVE POWER
                             8,132 L Shares (See Item 5)

                         10  SHARED DISPOSITIVE POWER
                             45,997,330 A Shares and 3,621,695,857 L Shares
                             (See Item 5)

     11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 45,997,330 A Shares and 3,621,703,989 L Shares (See Item 5)

     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES* |X|

     13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          18.5% of A Shares and 39.9% of L Shares (See Item 5)

     14   TYPE OF REPORTING PERSON*
          IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 879403780 L Share ADSs                13D
          879403400 A Share ADSs


     1    NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Patrick Slim Domit

     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) |_|
                                                                     (b) |_|

     3    SEC USE ONLY

     4    SOURCE OF FUNDS*
          AF and PF (See Item 3)

     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEM 2(d) or 2(e) |_|

     6    CITIZENSHIP OR PLACE OF ORGANIZATION
          Mexico

                         7   SOLE VOTING POWER
                             335,324 L Shares (See Item 5)

                         8   SHARED VOTING POWER
  NUMBER OF SHARES           45,997,330 A Shares and 3,621,695,857 L Shares
BENEFICIALLY OWNED BY        (See Item 5)
EACH REPORTING PERSON
        WITH             9   SOLE DISPOSITIVE POWER
                             335,324 L Shares (See Item 5)

                         10  SHARED DISPOSITIVE POWER
                             45,997,330 A Shares and 3,621,695,857 L Shares
                             (See Item 5)

     11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 45,997,330 A Shares and 3,622,031,181 L Shares (See Item 5)

     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES* |X|

     13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          18.5% of A Shares and 39.9% of L Shares (See Item 5)

     14   TYPE OF REPORTING PERSON*
          IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 879403780 L Share ADSs                13D
          879403400 A Share ADSs


     1    NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Maria Soumaya Slim Domit

     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) |_|
                                                                     (b) |_|

     3    SEC USE ONLY

     4    SOURCE OF FUNDS*
          AF (See Item 3)

     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEM 2(d) or 2(e) |_|

     6    CITIZENSHIP OR PLACE OF ORGANIZATION
          Mexico

                         7   SOLE VOTING POWER
                             8,134 L Shares (See Item 5)

                         8   SHARED VOTING POWER
  NUMBER OF SHARES           45,997,330 A Shares and 3,621,695,857 L Shares
BENEFICIALLY OWNED BY        (See Item 5)
EACH REPORTING PERSON
        WITH             9   SOLE DISPOSITIVE POWER
                             8,134 L Shares (See Item 5)

                         10  SHARED DISPOSITIVE POWER
                             45,997,330 A Shares and 3,621,695,857 L Shares
                             (See Item 5)

     11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 45,997,330 A Shares and 3,621,703,991 L Shares (See Item 5)

     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES* |X|

     13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          18.5% of A Shares and 39.9% of L Shares (See Item 5)

     14   TYPE OF REPORTING PERSON*
          IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 879403780 L Share ADSs                13D
          879403400 A Share ADSs


     1    NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Vanessa Paola Slim Domit

     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) |_|
                                                                     (b) |_|

     3    SEC USE ONLY

     4    SOURCE OF FUNDS*
          AF (See Item 3)

     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEM 2(d) or 2(e) |_|

     6    CITIZENSHIP OR PLACE OF ORGANIZATION
          Mexico

                         7   SOLE VOTING POWER
                             408,134 L Shares (See Item 5)

                         8   SHARED VOTING POWER
  NUMBER OF SHARES           45,997,330 A Shares and 3,621,695,857 L Shares
BENEFICIALLY OWNED BY        (See Item 5)
EACH REPORTING PERSON
        WITH             9   SOLE DISPOSITIVE POWER
                             408,134 L Shares (See Item 5)

                         10  SHARED DISPOSITIVE POWER
                             45,997,330 A Shares and 3,621,695,857 L Shares
                             (See Item 5)

     11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 45,997,330 A Shares and 3,622,103,991 L Shares (See Item 5)

     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES* |X|

     13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          18.5% of A Shares and 40.0% of L Shares (See Item 5)

     14   TYPE OF REPORTING PERSON*
          IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 879403780 L Share ADSs                13D
          879403400 A Share ADSs


     1    NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Johanna Monique Slim Domit

     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) |_|
                                                                     (b) |_|

     3    SEC USE ONLY

     4    SOURCE OF FUNDS*
          AF (See Item 3)

     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEM 2(d) or 2(e) |_|

     6    CITIZENSHIP OR PLACE OF ORGANIZATION
          Mexico

                         7   SOLE VOTING POWER
                             570,134 L Shares (See Item 5)

                         8   SHARED VOTING POWER
  NUMBER OF SHARES           45,997,330 A Shares and 3,621,695,857 L Shares
BENEFICIALLY OWNED BY        (See Item 5)
EACH REPORTING PERSON
        WITH             9   SOLE DISPOSITIVE POWER
                             570,134 L Shares (See Item 5)

                         10  SHARED DISPOSITIVE POWER
                             45,997,330 A Shares and 3,621,695,857 L Shares
                             (See Item 5)

     11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 45,997,330 A Shares and 3,622,265,991 L Shares (See Item 5)

     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES* |X|

     13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          18.5% of A Shares and 40.0% of L Shares (See Item 5)

     14   TYPE OF REPORTING PERSON*
          IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 879403780 L Share ADSs                13D
          879403400 A Share ADSs


     1    NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Carso Global Telecom, S.A. de C.V.

     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) |_|
                                                                     (b) |_|

     3    SEC USE ONLY

     4    SOURCE OF FUNDS*
          AF and WC (See Item 3)

     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEM 2(d) or 2(e) |_|

     6    CITIZENSHIP OR PLACE OF ORGANIZATION
          Mexico

                         7   SOLE VOTING POWER

                         8   SHARED VOTING POWER
  NUMBER OF SHARES           45,997,330 A Shares and 3,614,133,821 L Shares
BENEFICIALLY OWNED BY        (See Item 5)
EACH REPORTING PERSON
        WITH             9   SOLE DISPOSITIVE POWER

                         10  SHARED DISPOSITIVE POWER
                             45,997,330 A Shares and 3,614,133,821 L Shares
                             (See Item 5)

     11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 45,997,330 A Shares and 3,614,133,821 L Shares (See Item 5)

     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES* |X|

     13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          18.5% of A Shares and 39.9% of L Shares (See Item 5)

     14   TYPE OF REPORTING PERSON*
          HC


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 879403780 L Share ADSs                13D
          879403400 A Share ADSs


     1    NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Grupo Financiero Inbursa, S.A. de C.V.

     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) |_|
                                                                     (b) |_|

     3    SEC USE ONLY

     4    SOURCE OF FUNDS*
          WC and AF (See Item 3)

     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEM 2(d) or 2(e) |_|

     6    CITIZENSHIP OR PLACE OF ORGANIZATION
          Mexico

                         7   SOLE VOTING POWER

                         8   SHARED VOTING POWER
  NUMBER OF SHARES           7,562,036 L Shares
BENEFICIALLY OWNED BY        (See Item 5)
EACH REPORTING PERSON
        WITH             9   SOLE DISPOSITIVE POWER

                         10  SHARED DISPOSITIVE POWER
                             7,562,036 L Shares
                             (See Item 5)

     11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,562,036 L Shares (See Item 5)

     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES* | |

     13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.1% of L Shares (See Item 5)

     14   TYPE OF REPORTING PERSON*
          HC


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 879403780 L Share ADSs                13D
          879403400 A Share ADSs


     1    NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Trust No. F/0008 (the "Telmex Trust")

     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) |_|
                                                                     (b) |_|

     3    SEC USE ONLY

     4    SOURCE OF FUNDS*
          WC (See Item 3)

     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEM 2(d) or 2(e) |_|

     6    CITIZENSHIP OR PLACE OF ORGANIZATION
          Mexico

                         7   SOLE VOTING POWER
                             153,788,120 L Shares (See Item 5)

                         8   SHARED VOTING POWER
  NUMBER OF SHARES
BENEFICIALLY OWNED BY    9   SOLE DISPOSITIVE POWER
EACH REPORTING PERSON        153,788,120 L Shares (See Item 5)
        WITH
                         10  SHARED DISPOSITIVE POWER

     11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 153,788,120 L Shares (See Item 5)

     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES* | |

     13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          2.1% of L Shares (See Item 5)

     14   TYPE OF REPORTING PERSON*
          EP


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 879403780 L Share ADSs                13D
          879403400 A Share ADSs


     1    NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Trust No. F/0395 (the "Telnor Trust")

     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) |_|
                                                                     (b) |_|

     3    SEC USE ONLY

     4    SOURCE OF FUNDS*
          WC (See Item 3)

     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEM 2(d) or 2(e) |_|

     6    CITIZENSHIP OR PLACE OF ORGANIZATION
          Mexico

                         7   SOLE VOTING POWER
                             2,385,000 L Shares (See Item 5)

                         8   SHARED VOTING POWER
  NUMBER OF SHARES
BENEFICIALLY OWNED BY    9   SOLE DISPOSITIVE POWER
EACH REPORTING PERSON        2,385,000 L Shares (See Item 5)
        WITH
                         10  SHARED DISPOSITIVE POWER

     11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,385,000 L Shares (See Item 5)

     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES* | |

     13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.0% of L Shares (See Item 5)

     14   TYPE OF REPORTING PERSON*
          EP


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 879403780 L Share ADSs                13D
          879403400 A Share ADSs


     1    NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Fundacion Telmex, A.C.

     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) |_|
                                                                     (b) |_|

     3    SEC USE ONLY

     4    SOURCE OF FUNDS*
          WC (See Item 3)

     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEM 2(d) or 2(e) |_|

     6    CITIZENSHIP OR PLACE OF ORGANIZATION
          Mexico

                         7   SOLE VOTING POWER
                             20,000,000 L Shares (See Item 5)

                         8   SHARED VOTING POWER
  NUMBER OF SHARES
BENEFICIALLY OWNED BY    9   SOLE DISPOSITIVE POWER
EACH REPORTING PERSON        20,000,000 L Shares (See Item 5)
        WITH
                         10  SHARED DISPOSITIVE POWER

     11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,000,000 L Shares (See Item 5)

     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES* | |

     13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.3% of L Shares (See Item 5)

     14   TYPE OF REPORTING PERSON*
          PN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 879403780 L Share ADSs                13D
          879403400 A Share ADSs


     1    NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Asociacion Carso, A.C.

     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) |_|
                                                                     (b) |_|

     3    SEC USE ONLY

     4    SOURCE OF FUNDS*
          WC (See Item 3)

     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEM 2(d) or 2(e) |_|

     6    CITIZENSHIP OR PLACE OF ORGANIZATION
          Mexico

                         7   SOLE VOTING POWER
                             5,000,000 L Shares (See Item 5)

                         8   SHARED VOTING POWER
  NUMBER OF SHARES
BENEFICIALLY OWNED BY    9   SOLE DISPOSITIVE POWER
EACH REPORTING PERSON        5,000,000 L Shares (See Item 5)
        WITH
                         10  SHARED DISPOSITIVE POWER

     11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,000,000 L Shares (See Item 5)

     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES* | |

     13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.1% of L Shares (See Item 5)

     14   TYPE OF REPORTING PERSON*
          PN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.     Security and Issuer.

            This Amendment No. 18 (the "Eighteenth Amendment") amends the initial Schedule 13D (the "Schedule 13D") filed with the Securities and Exchange Commission (the "Commission"), as subsequently amended, by the Reporting Persons (as defined in the Schedule 13D), with respect to the L Shares and A Shares of Telefonos de Mexico, S.A. de C.V. (the "Issuer"). Capitalized terms used but not otherwise defined in this Eighteenth Amendment have the meanings ascribed to such terms in the Schedule 13D, as amended.

Item 2.     Identity and Background.

            An updated list of the executive officers and directors of GFI is set forth in Schedule I attached hereto.

Item 3.     Source and Amount of Funds or Other Consideration.

            The aggregate amount of funds required to purchase the 18,400,000 L Shares purchased by CGT since the filing by the Reporting Persons of Amendment No. 17 to the Schedule 13D on February 25, 2005, was U.S.$31,483,700. The funds used to purchase these Shares were obtained from the working capital of CGT.

Item 5.     Interest in Securities of the Issuer.

        (a) The Reporting Persons have, as of May 5, 2005, the following interests in the A Shares and L Shares:

                                             A Shares(1)                      L Shares(2)
                                        Number       % of Class        Number         % of Class
Carlos Slim Helu(3)................   46,037,330        18.5%       3,621,795,857        39.9%
Carlos Slim Domit(4)...............   45,997,330        18.5%       3,621,703,989        39.9%
Marco Antonio Slim Domit(5)........   45,997,330        18.5%       3,621,703,989        39.9%
Patrick Slim Domit(6)..............   45,997,330        18.5%       3,622,031,181        39.9%
Maria Soumaya Slim Domit(7)........   45,997,330        18.5%       3,621,703,991        39.9%
Vanessa Paola Slim Domit(8)........   45,997,330        18.5%       3,622,103,991        40.0%
Johanna Monique Slim Domit(9)......   45,997,330        18.5%       3,622,265,991        40.0%
CGT(10)............................   45,997,330        18.5%       3,614,133,821        39.9%
GFI................................           --         --             7,562,036         0.1%
Telmex Trust.......................           --         --           153,788,120         2.1%
Telnor Trust.......................           --         --             2,385,000         0.0%
Fundacion Telmex...................           --         --            20,000,000         0.3%
Asociacion Carso...................           --         --             5,000,000         0.1%


(1) Based upon 248,198,709 A Shares outstanding as of May 5, 2005, as reported by the Mexican Stock Exchange. Includes A Shares held in the form of A Share ADSs. Except as otherwise indicated, all A Shares are held in the form of A Shares.
(2) Based upon 7,274,301,290 L Shares outstanding as of May 5, 2005, as reported by the Mexican Stock Exchange. The total number of L Shares outstanding also includes L Shares held in the form of L Share ADSs. In addition, other than in the case of GFI, the Telmex Trust, the Telnor Trust, Fundacion Telmex and Asociacion Carso, L Share totals and percentages assume that all of the A Shares held by the Reporting Persons and 1,746,233,821 AA Shares held by CGT, which may be deemed to be beneficially owned by the Slim Family, have been converted into L Shares. In accordance with the restrictions set forth in Item 4 of the Schedule 13D filed by the Reporting Persons on February 20, 2004, the maximum number of AA Shares that could, as of the date hereof, be converted to L Shares is 1,746,233,821. Except as otherwise indicated, all L Shares are held in the form of L Shares.
(3) Includes 40,000 A Shares and 100,000 L Shares (assuming conversion of the 40,000 A Shares) owned directly by Carlos Slim Helu, as well as A Shares and L Shares beneficially owned through GFI and CGT by trusts for the benefit of the Slim Family (the "Family Shares").
(4) Includes 8,132 L Shares owned directly by Carlos Slim Domit, as well as the Family Shares.
(5) Includes 8,132 L Shares owned directly by Marco Antonio Slim Domit, as well as the Family Shares.
(6) Includes 335,324 L Shares owned directly by Patrick Slim Domit, as well as the Family Shares.
(7) Includes 8,134 L Shares owned directly by Maria Soumaya Slim Domit, as well as the Family Shares.
(8) Includes 408,134 L Shares owned directly by Vanessa Paola Slim Domit and her spouse, as well as the Family Shares.
(9) Includes 570,134 L Shares owned directly by Johanna Monique Slim Domit and her spouse, as well as the Family Shares.

         (b) Because the Slim Family may be deemed to control, directly or indirectly, each of CGT, GFI and the Issuer, the Slim Family may be deemed to share the power to vote or dispose of, or to direct the voting or disposition of, any A Shares or L Shares controlled by such persons (including those beneficially owned by the Telmex Trust, the Telnor Trust, Fundacion Telmex and Asociacion Carso). Except as otherwise disclosed herein, none of the Reporting Persons shares voting or disposition power with respect to any of the A Shares or L Shares owned by the Reporting Persons.

        (c) All transactions in A Shares and L Shares effected by the Reporting Persons in the 60 days preceding the date of the event requiring the filing of this statement are listed in Schedule II hereto.

        (d) All A Shares and L Shares owned by trusts for the benefit of the Slim Family may be deemed to be beneficially owned by each member of the Slim Family that is a beneficiary of such trusts. Thus, beneficial ownership of A Shares and L Shares may be deemed to be shared by each member of the Slim Family. Because the Slim Family may be deemed to control, directly or indirectly, each of CGT, GFI and the Issuer, the Slim Family may be deemed to have the right to receive or the power to direct the receipt of dividends from, or the proceeds of the sale of, any A Shares or L Shares controlled by such persons (including the Telmex Trust, the Telnor Trust, Fundacion Telmex and Asociacion Carso). Except as disclosed herein, no person other than the Reporting Persons has or will have any right to receive or the power to direct the receipt of dividends from, or the proceeds of the sale of, A Shares or L Shares owned by the Reporting Persons.

        (e) Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

            CGT has entered into Forward Share Purchase Transactions pursuant to which it is obligated to buy L Shares (in the form of L Shares ADSs) from a counterparty on the terms specified below. The L Shares that are the subject of each contract listed below were sold to the counterparty at the inception of such contract, but for the purposes of this Statement are treated as beneficially owned by CGT. During the time that the shares are held by the counterparty, CGT pays interest to the counterparty on an amount equal to the total purchase price.

                                                     Number of   Purchase Price
Counterparty                  Expiration Date        L Shares      per L Share     Interest Rate
------------                  ---------------        --------      -----------     -------------
Wachovia Bank National        February 7, 2006      66,800,280       $1.497        LIBOR + 0.420%
Association

JP Morgan Chase Bank, N.A.    February 20, 2007    342,857,160       $1.488        LIBOR + 1.050%

Dresdner Bank A.G.            February 4, 2008      65,746,220       $1.521        LIBOR + 0.875%

Dresdner Bank A.G.            March 27, 2008        67,659,000       $1.478        LIBOR + 0.875%

Santander Central Hispano     February 27, 2009     58,496,640       $1.710        LIBOR + 0.650%
Benelux S.A. de N.V.

Santander Central Hispano     March 18, 2009        58,771,680       $1.702        LIBOR + 0.620%
Benelux S.A. de N.V.

Dresdner Bank A.G.            April 19, 2009        55,126,800       $1.814        LIBOR + 0.620%

Santander Central Hispano     May 5, 2009           57,971,020       $1.725        LIBOR + 0.620%
Benelux S.A. de N.V.

JP Morgan Chase Bank, N.A.    August 11, 2010      128,493,420       $1.557        LIBOR + 0.625%

Wachovia Bank National        September 29, 2009    61,823,820       $1.6175       LIBOR + 0.625%
Association

Santander Central Hispano     April 12, 2010        57,770,080       $1.731        LIBOR + 0.580%
Benelux S.A. de N.V.

         Other than as disclosed herein and in Item 4 of this Statement, there are no other contracts, arrangements, understandings or relationships (legal or otherwise) among the Reporting Persons and between such persons and any person with respect to A Shares or L Shares.

Item 7.           Material to be Filed as Exhibits

*The Powers of Attorney filed as exhibits to the Schedule 13D by the Slim Family, Grupo Financiero Inbursa, S.A. de C.V., Banco Inbursa S.A., Institucion de Banca Multiple, Grupo Financiero Inbursa, Division Fiduciaria, as Trustee of Trust No. F/0008 and Trust No. F/0395, Fundacion Telmex, A.C. and Asociacion Carso, A.C. with the Commission on February 20, 2004, and by CGT on February 25, 2005 are hereby incorporated by reference. The Joint Filing Agreement filed as an exhibit to the Schedule 13D with the Commission on February 20, 2004 is hereby incorporated by reference. The Trust Agreement (Original Spanish Version) and Trust Agreement (English Translation) filed as exhibits to the Schedule 13D filed by the Reporting Persons with the Commission on May 15, 2001 are hereby incorporated by reference.

                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.


         Carlos Slim Helu

         ----------------------------

         Carlos Slim Domit                     By: /s/ Eduardo Valdes Acra
                                                   -----------------------
         ----------------------------              Eduardo Valdes Acra
                                                   Attorney-in-Fact
         Marco Antonio Slim Domit                  May 13, 2005

         ----------------------------

         Patrick Slim Domit

         ----------------------------

         Maria Soumaya Slim Domit

         ----------------------------

         Vanessa Paola Slim Domit

         ----------------------------

         Johanna Monique Slim Domit

         ----------------------------

         CARSO GLOBAL
         TELECOM, S.A. DE C.V.

         ----------------------------
         By: Armando Ibanez Vazquez
         Title: Attorney-in-Fact

         GRUPO FINANCIERO
         INBURSA, S.A. DE C.V.

         ----------------------------
         By: Raul Zepeda
         Title: Attorney-in-Fact

         BANCO INBURSA S.A.,
         INSTITUCION DE BANCA
         MULTIPLE, GRUPO FINANCIERO
         INBURSA, DIVISION
         FIDUCIARIA, AS TRUSTEE
         OF TRUST NO. F/0008

         ----------------------------
         By: Raul Humberto Zepeda Ruiz
         Title:  Attorney-in-Fact

         BANCO INBURSA S.A.,
         INSTITUCION DE BANCA
         MULTIPLE, GRUPO FINANCIERO
         INBURSA, DIVISION
         FIDUCIARIA, AS TRUSTEE
         OF TRUST NO. F/0395

         ----------------------------
         By: Raul Humberto Zepeda Ruiz
         Title:  Attorney-in-Fact

         FUNDACION TELMEX, A.C.

         ----------------------------
         By:   Adolfo Cerezo
         Title:  Attorney-in-Fact

         ASOCIACION CARSO, A.C.

         ----------------------------
         By: Armando Ibanez Vazquez
         Title:  Attorney-in-Fact

                                   SCHEDULE I

          All of the individuals listed below are citizens of Mexico.


                     GRUPO FINANCIERO INBURSA, S.A. de C.V.
   Paseo de las Palmas 736, Col. Lomas Chapultepec, 11000 Mexico D.F., Mexico


Name                                     Principal Occupation
----                                     --------------------

Directors

Carlos Slim Helu (Chairman Emeritus)     Chairman Emeritus of the Board of
                                         Telefonos de Mexico, S.A. de C.V.,
                                         Chairman Emeritus of the Board of
                                         America Movil, S.A. de C.V., Chairman
                                         Emeritus of the Board of Carso Global
                                         Telecom, S.A. de C.V. and Chairman
                                         Emeritus of the Board of America
                                         Telecom, S.A. de C.V.

Marco Antonio Slim Domit                 Chairman of the Board of Grupo
                                         Financiero Inbursa, S.A. de C.V.

Eduardo Valdes Acra                      Chief Executive Officer of Inversora
                                         Bursatil, S.A. de C.V., Casa de Bolsa,
                                         Grupo Financiero Inbursa and
                                         Vice-Chairman of the Board of Grupo
                                         Financiero Inbursa, S.A. de C.V.

Agustin Franco Macias (Director)         Chairman of Cryoinfra, S.A. de C.V.


Claudio X. Gonzalez Laporte (Director)   Chairman and Chief Executive Officer of
                                         the Board of Kimberly Clark de Mexico,
                                         S.A. de C.V.

Juan Antonio Perez Simon (Director)      Vice-Chairman of Telefonos de Mexico,
                                         S.A. de C.V., Chairman of the Board and
                                         member of the Executive Committee of
                                         Sanborns Hermanos, S.A. and Member of
                                         the Board of America Telecom, S.A. de
                                         C.V.

David Ibarra Munoz (Director)            Independent Economist

Jose Kuri Harfush (Director)             President of Janel, S.A. de C.V.

Hector Slim Seade (Director)             Director of Operations Support,
                                         Telefonos de Mexico, S.A. de C.V.

Arturo Elias Ayub                        Manager of Strategic Alliances,
                                         Communications and Institutional
                                         Relations Officer in Telefonos de
                                         Mexico, S.A de C.V.

Javier Foncerrada Izquierdo              Chief Executive Officer of Banco
                                         Inbursa, S.A.

Antonio Cosio Pando                      Private Investor and Chief Production
                                         Officer of Cia Industrial de Tepeji del
                                         Rio, S.A. de C.V.

Guillermo Gutierrez Saldivar             General Manager of Grupo IDESA, S.A. de
                                         C.V.

Fernando Chico Pardo                     Chairman and Chief Execuive Officer of
                                         Promecap, S.C. and Chariman of Grupo
                                         Aeroportuario del Sureste, S.A. de C.V.

Angeles Espinosa Yglesias                Private Investor and Chairman of
                                         Fundacion Amparo

Laura Renee Diez Barroso                 Chief Executive Officer of Editorial
Azcarraga de Laviada                     Televisa, S.A. de C.V.


Executive Officers

Marco Antonio Slim Domit (President)     President of Grupo Financiero Inbursa,
                                         S.A. de C.V.

                                   SCHEDULE II

         In the 60 days preceding the event requiring the filing of this Statement, CGT effected the following transactions involving L Shares on the Mexican Stock Exchange. The prices below reflect the average price paid (in US$ based upon the Exchange Rate published by the Banco de Mexico on the day of the trade date) by the purchaser per L Share on the relevant trade date.


Reporting Person         Type of         Trade      Number of L  Price Per Share
                       Transaction        Date        Shares      U.S. Dollars

Carso Global Telecom    Purchase       04/04/2005     100,000         1.70
Carso Global Telecom    Purchase       04/04/2005     100,000         1.70
Carso Global Telecom    Purchase       04/04/2005     100,000         1.70
Carso Global Telecom    Purchase       04/04/2005     100,000         1.70
Carso Global Telecom    Purchase       04/04/2005     100,000         1.71
Carso Global Telecom    Purchase       04/04/2005      50,000         1.71
Carso Global Telecom    Purchase       04/04/2005      50,000         1.71
Carso Global Telecom    Purchase       04/04/2005     100,000         1.71
Carso Global Telecom    Purchase       04/04/2005     100,000         1.71
Carso Global Telecom    Purchase       04/04/2005     100,000         1.71
Carso Global Telecom    Purchase       04/04/2005      40,000         1.71
Carso Global Telecom    Purchase       04/04/2005      40,000         1.71
Carso Global Telecom    Purchase       04/04/2005      20,000         1.71
Carso Global Telecom    Purchase       04/04/2005      40,000         1.71
Carso Global Telecom    Purchase       04/04/2005      60,000         1.71
Carso Global Telecom    Purchase       04/04/2005      40,000         1.71
Carso Global Telecom    Purchase       04/04/2005      60,000         1.71
Carso Global Telecom    Purchase       04/04/2005       2,800         1.71
Carso Global Telecom    Purchase       04/04/2005      97,200         1.71
Carso Global Telecom    Purchase       04/04/2005       2,800         1.71
Carso Global Telecom    Purchase       04/04/2005      89,600         1.71
Carso Global Telecom    Purchase       04/04/2005       7,600         1.71
Carso Global Telecom    Purchase       04/04/2005         400         1.71
Carso Global Telecom    Purchase       04/04/2005       2,000         1.71
Carso Global Telecom    Purchase       04/04/2005      97,600         1.71
Carso Global Telecom    Purchase       04/04/2005      10,000         1.71
Carso Global Telecom    Purchase       04/04/2005      90,000         1.71
Carso Global Telecom    Purchase       04/04/2005      10,000         1.71
Carso Global Telecom    Purchase       04/04/2005      90,000         1.71
Carso Global Telecom    Purchase       04/04/2005      10,000         1.71
Carso Global Telecom    Purchase       04/04/2005      90,000         1.71
Carso Global Telecom    Purchase       04/04/2005      10,000         1.71
Carso Global Telecom    Purchase       04/04/2005      90,000         1.71
Carso Global Telecom    Purchase       04/04/2005      31,700         1.71
Carso Global Telecom    Purchase       04/04/2005       4,000         1.71
Carso Global Telecom    Purchase       04/04/2005      64,300         1.71
Carso Global Telecom    Purchase       04/04/2005     100,000         1.71
Carso Global Telecom    Purchase       04/04/2005       5,000         1.71
Carso Global Telecom    Purchase       04/04/2005       1,000         1.71
Carso Global Telecom    Purchase       04/04/2005      40,000         1.71
Carso Global Telecom    Purchase       04/04/2005      54,000         1.71
Carso Global Telecom    Purchase       04/04/2005      15,000         1.71
Carso Global Telecom    Purchase       04/04/2005       1,000         1.71
Carso Global Telecom    Purchase       04/04/2005       8,000         1.71
Carso Global Telecom    Purchase       04/04/2005     100,000         1.71
Carso Global Telecom    Purchase       04/04/2005     100,000         1.71
Carso Global Telecom    Purchase       04/04/2005     100,000         1.71
Carso Global Telecom    Purchase       04/04/2005     100,000         1.71
Carso Global Telecom    Purchase       04/04/2005     100,000         1.71
Carso Global Telecom    Purchase       04/04/2005     100,000         1.71
Carso Global Telecom    Purchase       04/04/2005      35,900         1.71
Carso Global Telecom    Purchase       04/04/2005      64,100         1.71
Carso Global Telecom    Purchase       04/04/2005      10,300         1.71
Carso Global Telecom    Purchase       04/04/2005      35,000         1.71
Carso Global Telecom    Purchase       04/04/2005      30,700         1.71
Carso Global Telecom    Purchase       04/04/2005     100,000         1.71
Carso Global Telecom    Purchase       04/04/2005      64,400         1.71
Carso Global Telecom    Purchase       04/04/2005      35,600         1.71
Carso Global Telecom    Purchase       04/04/2005     100,000         1.71
Carso Global Telecom    Purchase       04/04/2005     100,000         1.71
Carso Global Telecom    Purchase       04/04/2005      40,000         1.71
Carso Global Telecom    Purchase       04/04/2005      60,000         1.71
Carso Global Telecom    Purchase       04/04/2005      40,000         1.71
Carso Global Telecom    Purchase       04/04/2005      11,200         1.71
Carso Global Telecom    Purchase       04/04/2005      48,800         1.71
Carso Global Telecom    Purchase       04/04/2005      51,200         1.71
Carso Global Telecom    Purchase       04/04/2005      48,800         1.71
Carso Global Telecom    Purchase       04/04/2005      51,000         1.71
Carso Global Telecom    Purchase       04/04/2005      49,000         1.71
Carso Global Telecom    Purchase       04/04/2005     100,000         1.71
Carso Global Telecom    Purchase       04/04/2005      20,000         1.71
Carso Global Telecom    Purchase       04/04/2005       4,300         1.71
Carso Global Telecom    Purchase       04/04/2005      50,000         1.71
Carso Global Telecom    Purchase       04/04/2005     125,700         1.71
Carso Global Telecom    Purchase       04/04/2005     100,000         1.71
Carso Global Telecom    Purchase       04/04/2005     100,000         1.71
Carso Global Telecom    Purchase       04/04/2005      74,500         1.71
Carso Global Telecom    Purchase       04/04/2005      25,500         1.71
Carso Global Telecom    Purchase       04/04/2005      74,500         1.71
Carso Global Telecom    Purchase       04/04/2005      25,500         1.71
Carso Global Telecom    Purchase       04/05/2005      10,000         1.72
Carso Global Telecom    Purchase       04/05/2005      10,000         1.72
Carso Global Telecom    Purchase       04/05/2005      25,000         1.72
Carso Global Telecom    Purchase       04/05/2005      55,000         1.72
Carso Global Telecom    Purchase       04/05/2005      43,900         1.72
Carso Global Telecom    Purchase       04/05/2005      56,100         1.72
Carso Global Telecom    Purchase       04/05/2005      43,900         1.72
Carso Global Telecom    Purchase       04/05/2005      56,000         1.72
Carso Global Telecom    Purchase       04/05/2005         100         1.72
Carso Global Telecom    Purchase       04/05/2005      65,200         1.72
Carso Global Telecom    Purchase       04/05/2005         700         1.72
Carso Global Telecom    Purchase       04/05/2005      34,100         1.72
Carso Global Telecom    Purchase       04/05/2005      50,000         1.71
Carso Global Telecom    Purchase       04/05/2005       5,500         1.71
Carso Global Telecom    Purchase       04/05/2005      44,500         1.71
Carso Global Telecom    Purchase       04/05/2005       2,000         1.70
Carso Global Telecom    Purchase       04/05/2005      48,000         1.70
Carso Global Telecom    Purchase       04/05/2005       3,600         1.69
Carso Global Telecom    Purchase       04/05/2005      46,400         1.69
Carso Global Telecom    Purchase       04/05/2005       1,600         1.69
Carso Global Telecom    Purchase       04/05/2005       8,000         1.69
Carso Global Telecom    Purchase       04/05/2005       7,500         1.69
Carso Global Telecom    Purchase       04/05/2005       1,500         1.69
Carso Global Telecom    Purchase       04/05/2005       8,500         1.69
Carso Global Telecom    Purchase       04/05/2005       7,500         1.69
Carso Global Telecom    Purchase       04/05/2005      15,400         1.69
Carso Global Telecom    Purchase       04/05/2005       8,500         1.69
Carso Global Telecom    Purchase       04/05/2005      41,500         1.69
Carso Global Telecom    Purchase       04/05/2005     100,000         1.70
Carso Global Telecom    Purchase       04/05/2005      50,000         1.69
Carso Global Telecom    Purchase       04/05/2005      50,000         1.69
Carso Global Telecom    Purchase       04/05/2005      50,000         1.69
Carso Global Telecom    Purchase       04/05/2005      50,000         1.69
Carso Global Telecom    Purchase       04/05/2005     100,000         1.69
Carso Global Telecom    Purchase       04/05/2005     239,600         1.69
Carso Global Telecom    Purchase       04/05/2005      43,800         1.70
Carso Global Telecom    Purchase       04/05/2005      16,600         1.70
Carso Global Telecom    Purchase       04/05/2005      63,800         1.70
Carso Global Telecom    Purchase       04/05/2005      36,200         1.70
Carso Global Telecom    Purchase       04/05/2005      62,300         1.70
Carso Global Telecom    Purchase       04/05/2005     137,700         1.70
Carso Global Telecom    Purchase       04/05/2005       2,300         1.70
Carso Global Telecom    Purchase       04/05/2005      12,300         1.70
Carso Global Telecom    Purchase       04/05/2005      23,700         1.71
Carso Global Telecom    Purchase       04/05/2005      23,000         1.71
Carso Global Telecom    Purchase       04/05/2005      38,700         1.71
Carso Global Telecom    Purchase       04/05/2005     100,000         1.71
Carso Global Telecom    Purchase       04/05/2005     100,000         1.71
Carso Global Telecom    Purchase       04/05/2005      80,000         1.71
Carso Global Telecom    Purchase       04/05/2005       3,000         1.71
Carso Global Telecom    Purchase       04/05/2005     217,000         1.71
Carso Global Telecom    Purchase       04/06/2005       2,400         1.72
Carso Global Telecom    Purchase       04/06/2005       7,000         1.72
Carso Global Telecom    Purchase       04/06/2005      90,600         1.72
Carso Global Telecom    Purchase       04/06/2005       9,400         1.72
Carso Global Telecom    Purchase       04/06/2005      90,600         1.72
Carso Global Telecom    Purchase       04/06/2005     100,000         1.72
Carso Global Telecom    Purchase       04/06/2005     100,000         1.72
Carso Global Telecom    Purchase       04/13/2005     100,000         1.74
Carso Global Telecom    Purchase       04/13/2005     100,000         1.74
Carso Global Telecom    Purchase       04/13/2005      65,100         1.74
Carso Global Telecom    Purchase       04/13/2005      34,900         1.74
Carso Global Telecom    Purchase       04/13/2005     100,000         1.74
Carso Global Telecom    Purchase       04/13/2005     100,000         1.74
Carso Global Telecom    Purchase       04/13/2005     100,000         1.74
Carso Global Telecom    Purchase       04/13/2005      40,000         1.74
Carso Global Telecom    Purchase       04/13/2005      60,000         1.74
Carso Global Telecom    Purchase       04/13/2005         100         1.74
Carso Global Telecom    Purchase       04/13/2005      20,000         1.74
Carso Global Telecom    Purchase       04/13/2005       2,000         1.74
Carso Global Telecom    Purchase       04/13/2005      77,900         1.74
Carso Global Telecom    Purchase       04/13/2005      41,700         1.74
Carso Global Telecom    Purchase       04/13/2005      20,000         1.74
Carso Global Telecom    Purchase       04/13/2005         900         1.74
Carso Global Telecom    Purchase       04/13/2005      21,500         1.74
Carso Global Telecom    Purchase       04/13/2005     100,000         1.74
Carso Global Telecom    Purchase       04/13/2005      15,900         1.74
Carso Global Telecom    Purchase       04/13/2005      70,000         1.74
Carso Global Telecom    Purchase       04/13/2005     130,000         1.74
Carso Global Telecom    Purchase       04/13/2005      70,000         1.74
Carso Global Telecom    Purchase       04/13/2005      30,000         1.74
Carso Global Telecom    Purchase       04/13/2005     100,000         1.73
Carso Global Telecom    Purchase       04/13/2005      10,000         1.72
Carso Global Telecom    Purchase       04/13/2005      22,100         1.72
Carso Global Telecom    Purchase       04/13/2005     100,000         1.74
Carso Global Telecom    Purchase       04/13/2005      10,000         1.74
Carso Global Telecom    Purchase       04/13/2005      57,900         1.74
Carso Global Telecom    Purchase       04/13/2005      50,000         1.74
Carso Global Telecom    Purchase       04/13/2005      10,000         1.74
Carso Global Telecom    Purchase       04/13/2005      10,000         1.74
Carso Global Telecom    Purchase       04/13/2005      13,000         1.75
Carso Global Telecom    Purchase       04/13/2005      46,200         1.75
Carso Global Telecom    Purchase       04/13/2005      10,000         1.75
Carso Global Telecom    Purchase       04/13/2005      60,000         1.75
Carso Global Telecom    Purchase       04/13/2005         800         1.75
Carso Global Telecom    Purchase       04/13/2005      99,200         1.75
Carso Global Telecom    Purchase       04/13/2005     100,000         1.75
Carso Global Telecom    Purchase       04/13/2005         800         1.75
Carso Global Telecom    Purchase       04/13/2005      50,000         1.75
Carso Global Telecom    Purchase       04/13/2005      10,000         1.75
Carso Global Telecom    Purchase       04/13/2005      10,000         1.75
Carso Global Telecom    Purchase       04/13/2005     110,000         1.75
Carso Global Telecom    Purchase       04/13/2005      20,000         1.75
Carso Global Telecom    Purchase       04/13/2005     100,000         1.75
Carso Global Telecom    Purchase       04/13/2005      25,000         1.73
Carso Global Telecom    Purchase       04/13/2005      75,000         1.73
Carso Global Telecom    Purchase       04/13/2005     100,000         1.72
Carso Global Telecom    Purchase       04/13/2005     100,000         1.72
Carso Global Telecom    Purchase       04/13/2005     100,000         1.72
Carso Global Telecom    Purchase       04/13/2005      31,000         1.72
Carso Global Telecom    Purchase       04/13/2005      62,000         1.72
Carso Global Telecom    Purchase       04/13/2005       7,000         1.72
Carso Global Telecom    Purchase       04/13/2005     100,000         1.72
Carso Global Telecom    Purchase       04/13/2005       9,900         1.73
Carso Global Telecom    Purchase       04/13/2005      45,100         1.73
Carso Global Telecom    Purchase       04/13/2005      45,000         1.73
Carso Global Telecom    Purchase       04/13/2005     100,000         1.73
Carso Global Telecom    Purchase       04/13/2005      40,000         1.73
Carso Global Telecom    Purchase       04/13/2005     100,000         1.73
Carso Global Telecom    Purchase       04/13/2005         500         1.73
Carso Global Telecom    Purchase       04/13/2005      59,500         1.73
Carso Global Telecom    Purchase       04/13/2005      90,000         1.73
Carso Global Telecom    Purchase       04/13/2005      10,000         1.73
Carso Global Telecom    Purchase       04/13/2005     100,000         1.73
Carso Global Telecom    Purchase       04/13/2005      44,000         1.73
Carso Global Telecom    Purchase       04/13/2005      56,000         1.73
Carso Global Telecom    Purchase       04/13/2005     100,000         1.73
Carso Global Telecom    Purchase       04/13/2005       7,000         1.73
Carso Global Telecom    Purchase       04/13/2005      50,000         1.73
Carso Global Telecom    Purchase       04/13/2005      43,000         1.73
Carso Global Telecom    Purchase       04/13/2005     100,000         1.72
Carso Global Telecom    Purchase       04/13/2005      10,000         1.73
Carso Global Telecom    Purchase       04/13/2005      90,000         1.73
Carso Global Telecom    Purchase       04/13/2005     100,000         1.72
Carso Global Telecom    Purchase       04/13/2005      76,000         1.72
Carso Global Telecom    Purchase       04/13/2005       1,400         1.72
Carso Global Telecom    Purchase       04/13/2005       4,000         1.72
Carso Global Telecom    Purchase       04/13/2005      13,000         1.73
Carso Global Telecom    Purchase       04/13/2005     105,600         1.73
Carso Global Telecom    Purchase       04/13/2005     100,000         1.70
Carso Global Telecom    Purchase       04/13/2005     100,000         1.71
Carso Global Telecom    Purchase       04/13/2005      89,000         1.71
Carso Global Telecom    Purchase       04/13/2005       2,300         1.71
Carso Global Telecom    Purchase       04/13/2005       8,700         1.71
Carso Global Telecom    Purchase       04/13/2005     100,000         1.70
Carso Global Telecom    Purchase       04/13/2005       4,000         1.70
Carso Global Telecom    Purchase       04/13/2005      29,300         1.70
Carso Global Telecom    Purchase       04/13/2005      14,400         1.70
Carso Global Telecom    Purchase       04/13/2005       2,300         1.70
Carso Global Telecom    Purchase       04/13/2005      32,200         1.70
Carso Global Telecom    Purchase       04/13/2005      50,000         1.70
Carso Global Telecom    Purchase       04/13/2005      67,800         1.70
Carso Global Telecom    Purchase       04/13/2005     100,000         1.70
Carso Global Telecom    Purchase       04/13/2005      10,000         1.70
Carso Global Telecom    Purchase       04/13/2005      90,000         1.70
Carso Global Telecom    Purchase       04/13/2005       2,000         1.70
Carso Global Telecom    Purchase       04/13/2005      98,000         1.70
Carso Global Telecom    Purchase       04/13/2005       1,800         1.70
Carso Global Telecom    Purchase       04/13/2005         700         1.70
Carso Global Telecom    Purchase       04/13/2005       3,000         1.70
Carso Global Telecom    Purchase       04/13/2005      94,500         1.70
Carso Global Telecom    Purchase       04/13/2005       3,700         1.65
Carso Global Telecom    Purchase       04/13/2005       7,400         1.65
Carso Global Telecom    Purchase       04/13/2005       7,400         1.65
Carso Global Telecom    Purchase       04/13/2005      49,800         1.65
Carso Global Telecom    Purchase       04/13/2005     123,300         1.66
Carso Global Telecom    Purchase       04/13/2005       8,400         1.66
Carso Global Telecom    Purchase       04/13/2005       1,600         1.65
Carso Global Telecom    Purchase       04/13/2005       7,400         1.65
Carso Global Telecom    Purchase       04/13/2005      55,000         1.66
Carso Global Telecom    Purchase       04/13/2005      36,000         1.66
Carso Global Telecom    Purchase       04/13/2005      50,000         1.66
Carso Global Telecom    Purchase       04/13/2005      50,000         1.66
Carso Global Telecom    Purchase       04/13/2005      36,600         1.66
Carso Global Telecom    Purchase       04/13/2005         100         1.66
Carso Global Telecom    Purchase       04/13/2005      63,300         1.66
Carso Global Telecom    Purchase       04/13/2005     100,000         1.66
Carso Global Telecom    Purchase       04/13/2005     100,000         1.66
Carso Global Telecom    Purchase       04/13/2005      30,000         1.66
Carso Global Telecom    Purchase       04/13/2005       3,000         1.66
Carso Global Telecom    Purchase       04/13/2005      67,000         1.66
Carso Global Telecom    Purchase       04/13/2005      39,500         1.65
Carso Global Telecom    Purchase       04/13/2005       2,500         1.66
Carso Global Telecom    Purchase       04/13/2005       3,000         1.66
Carso Global Telecom    Purchase       04/13/2005      50,000         1.66
Carso Global Telecom    Purchase       04/13/2005     100,000         1.66
Carso Global Telecom    Purchase       04/13/2005       5,000         1.66
Carso Global Telecom    Purchase       04/13/2005       9,000         1.65
Carso Global Telecom    Purchase       04/13/2005       4,300         1.65
Carso Global Telecom    Purchase       04/13/2005       6,900         1.65
Carso Global Telecom    Purchase       04/13/2005      11,000         1.65
Carso Global Telecom    Purchase       04/13/2005       6,000         1.65
Carso Global Telecom    Purchase       04/13/2005       6,000         1.65
Carso Global Telecom    Purchase       04/13/2005       6,000         1.65
Carso Global Telecom    Purchase       04/13/2005      50,800         1.65
Carso Global Telecom    Purchase       04/13/2005       6,000         1.65
Carso Global Telecom    Purchase       04/13/2005       1,100         1.65
Carso Global Telecom    Purchase       04/13/2005       1,200         1.65
Carso Global Telecom    Purchase       04/13/2005       6,000         1.65
Carso Global Telecom    Purchase       04/13/2005       2,100         1.65
Carso Global Telecom    Purchase       04/13/2005       2,000         1.65
Carso Global Telecom    Purchase       04/13/2005      50,000         1.65
Carso Global Telecom    Purchase       04/13/2005       3,000         1.65
Carso Global Telecom    Purchase       04/13/2005     100,000         1.65
Carso Global Telecom    Purchase       04/13/2005      28,600         1.65
Carso Global Telecom    Purchase       04/13/2005      21,400         1.65
Carso Global Telecom    Purchase       04/13/2005     178,600         1.65
Carso Global Telecom    Purchase       04/13/2005      17,900         1.68
Carso Global Telecom    Purchase       04/13/2005      14,000         1.68
Carso Global Telecom    Purchase       04/13/2005      40,000         1.68
Carso Global Telecom    Purchase       04/13/2005      28,100         1.68
Carso Global Telecom    Purchase       04/13/2005       2,500         1.68
Carso Global Telecom    Purchase       04/13/2005      30,000         1.68
Carso Global Telecom    Purchase       04/13/2005      20,000         1.69
Carso Global Telecom    Purchase       04/13/2005      47,500         1.69
Carso Global Telecom    Purchase       04/13/2005     100,000         1.69
Carso Global Telecom    Purchase       04/13/2005      10,000         1.69
Carso Global Telecom    Purchase       04/13/2005      50,000         1.69
Carso Global Telecom    Purchase       04/13/2005      40,000         1.69
Carso Global Telecom    Purchase       04/13/2005     100,000         1.68
Carso Global Telecom    Purchase       04/13/2005      50,000         1.67
Carso Global Telecom    Purchase       04/13/2005      50,000         1.67
Carso Global Telecom    Purchase       04/13/2005      34,800         1.67
Carso Global Telecom    Purchase       04/13/2005      25,000         1.67
Carso Global Telecom    Purchase       04/13/2005       2,000         1.67
Carso Global Telecom    Purchase       04/13/2005      16,000         1.67
Carso Global Telecom    Purchase       04/13/2005      47,000         1.67
Carso Global Telecom    Purchase       04/13/2005      40,000         1.68
Carso Global Telecom    Purchase       04/13/2005       2,000         1.68
Carso Global Telecom    Purchase       04/13/2005       4,000         1.68
Carso Global Telecom    Purchase       04/13/2005     100,000         1.68
Carso Global Telecom    Purchase       04/13/2005      20,000         1.68
Carso Global Telecom    Purchase       04/13/2005      18,000         1.68
Carso Global Telecom    Purchase       04/13/2005      91,200         1.68
Carso Global Telecom    Purchase       04/13/2005      50,000         1.72
Carso Global Telecom    Purchase       04/13/2005      50,000         1.71
Carso Global Telecom    Purchase       04/13/2005      50,000         1.71
Carso Global Telecom    Purchase       04/13/2005      50,000         1.71
Carso Global Telecom    Purchase       04/13/2005      50,000         1.71
Carso Global Telecom    Purchase       04/13/2005      50,000         1.71
Carso Global Telecom    Purchase       04/13/2005      34,000         1.71
Carso Global Telecom    Purchase       04/13/2005      50,000         1.72
Carso Global Telecom    Purchase       04/13/2005      16,000         1.72
Carso Global Telecom    Purchase       04/13/2005      60,000         1.72
Carso Global Telecom    Purchase       04/13/2005      40,000         1.72
Carso Global Telecom    Purchase       04/13/2005       7,000         1.72
Carso Global Telecom    Purchase       04/13/2005      20,000         1.72
Carso Global Telecom    Purchase       04/13/2005      60,000         1.72
Carso Global Telecom    Purchase       04/13/2005      13,000         1.72
Carso Global Telecom    Purchase       04/13/2005      67,000         1.72
Carso Global Telecom    Purchase       04/13/2005      33,000         1.72
Carso Global Telecom    Purchase       04/13/2005       2,100         1.72
Carso Global Telecom    Purchase       04/13/2005      14,600         1.72
Carso Global Telecom    Purchase       04/13/2005      83,300         1.72
Carso Global Telecom    Purchase       04/13/2005      20,100         1.72
Carso Global Telecom    Purchase       04/13/2005      79,900         1.72
Carso Global Telecom    Purchase       04/13/2005       3,800         1.72
Carso Global Telecom    Purchase       04/13/2005      82,000         1.72
Carso Global Telecom    Purchase       04/13/2005       2,400         1.72
Carso Global Telecom    Purchase       04/13/2005      11,800         1.72
Carso Global Telecom    Purchase       04/13/2005      96,000         1.69
Carso Global Telecom    Purchase       04/13/2005       4,000         1.69
Carso Global Telecom    Purchase       04/13/2005      75,000         1.69
Carso Global Telecom    Purchase       04/13/2005      50,000         1.69
Carso Global Telecom    Purchase       04/13/2005      40,000         1.69
Carso Global Telecom    Purchase       04/13/2005      35,000         1.69
Carso Global Telecom    Purchase       04/13/2005      93,400         1.70
Carso Global Telecom    Purchase       04/13/2005       6,600         1.70
Carso Global Telecom    Purchase       04/13/2005     100,000         1.70
Carso Global Telecom    Purchase       04/13/2005     100,000         1.70
Carso Global Telecom    Purchase       05/02/2005     100,000         1.71
Carso Global Telecom    Purchase       05/02/2005      58,600         1.71
Carso Global Telecom    Purchase       05/02/2005     100,000         1.71
Carso Global Telecom    Purchase       05/02/2005       8,500         1.71
Carso Global Telecom    Purchase       05/02/2005      32,900         1.71
Carso Global Telecom    Purchase       05/03/2005     100,000         1.71
Carso Global Telecom    Purchase       05/03/2005      53,000         1.71
Carso Global Telecom    Purchase       05/03/2005      47,000         1.71
Carso Global Telecom    Purchase       05/03/2005      16,500         1.71
Carso Global Telecom    Purchase       05/03/2005       4,000         1.71
Carso Global Telecom    Purchase       05/03/2005      16,100         1.71
Carso Global Telecom    Purchase       05/03/2005      24,500         1.71
Carso Global Telecom    Purchase       05/03/2005       2,500         1.71
Carso Global Telecom    Purchase       05/03/2005      50,000         1.71
Carso Global Telecom    Purchase       05/03/2005      86,400         1.71
Carso Global Telecom    Purchase       05/03/2005      28,400         1.71
Carso Global Telecom    Purchase       05/03/2005      24,000         1.71
Carso Global Telecom    Purchase       05/03/2005      47,600         1.71
Carso Global Telecom    Purchase       05/04/2005      63,100         1.76
Carso Global Telecom    Purchase       05/04/2005      14,300         1.76
Carso Global Telecom    Purchase       05/04/2005      22,600         1.76
Carso Global Telecom    Purchase       05/04/2005     100,000         1.76
Carso Global Telecom    Purchase       05/04/2005      32,000         1.76
Carso Global Telecom    Purchase       05/04/2005      68,000         1.76
Carso Global Telecom    Purchase       05/04/2005      16,500         1.76
Carso Global Telecom    Purchase       05/04/2005      83,500         1.76
Carso Global Telecom    Purchase       05/04/2005         700         1.76
Carso Global Telecom    Purchase       05/04/2005      99,300         1.76
Carso Global Telecom    Purchase       05/05/2005      22,500         1.75
Carso Global Telecom    Purchase       05/05/2005      30,000         1.75
Carso Global Telecom    Purchase       05/05/2005      47,500         1.75
Carso Global Telecom    Purchase       05/05/2005      17,100         1.75
Carso Global Telecom    Purchase       05/05/2005      82,900         1.75
Carso Global Telecom    Purchase       05/05/2005     100,000         1.75
Carso Global Telecom    Purchase       05/05/2005       2,500         1.75
Carso Global Telecom    Purchase       05/05/2005      34,700         1.75
Carso Global Telecom    Purchase       05/05/2005      52,800         1.75
Carso Global Telecom    Purchase       05/05/2005     110,000         1.75